Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 23, 2020, with respect to the consolidated financial statements of Enhanced Capital Group, LLC and Enhanced Capital Partners, LLC included in the Registration Statement Form S-1 and related Prospectus of P10, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New Orleans, Louisiana

September 27, 2021